Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CTI Focuses on Pixantrone Application

in Europe, U.S. Trial and

Expanded Access Program; Cuts Burn Rate

April 28, 2010 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported recent accomplishments and financial results for the first quarter ended March 31, 2010.

“It was encouraging to receive a positive reception from the European Medicinal Agency’s (EMEA) clinical experts regarding our plans to submit a Marketing Authorization Application (MAA) for pixantrone in the European Union. Concurrently, we are working with leading lymphoma treatment practices across the U.S. and look forward to working with the U.S. Food and Drug Administration (FDA) on the design of a follow-on pivotal clinical trial in an effort to fulfill the requirements for marketing approval of pixantrone in the U.S.,” said James A. Bianco, M.D., Chief Executive Officer of the Company. “We firmly believe that given the strength of evidence across clinically meaningful primary and secondary endpoints that pixantrone would fulfill a significant unmet medical need for patients who have no other approved options through establishing an expanded access program in the U.S. We remain committed to patients with non-Hodgkin’s lymphoma (NHL) and in bringing this important new therapeutic option to them in as expeditious manner as possible.”

Recent Highlights

•

In preparation for its submission of a MAA for pixantrone in Europe, the Company met with the EMEA’s Committee for Medicinal Products for Human Use (CHMP) clinical experts (rapporteurs) and the EMEA’s medical reviewers. Discussion and feedback from those meetings was supportive of filing the MAA on the basis of the PIX301 trial. The Company expects to submit the MAA in the second half of 2010.

•

The Company met with the EMEA’s Pediatric Committee (the “PDCO”) who recommended that the Company should submit an updated Pediatric Investigation Plan (“PIP”) for pixantrone following discussions about the preclinical and clinical pixantrone data, including PIX301, and the desire to explore the potential benefits pixantrone may offer to children with hematologic cancers. The Company expects to submit a revised PIP to the EMEA by the end of the second quarter of 2010.

www.CellTherapeutics.com

•	The Company successfully raised gross proceeds of $30 million in January 2010 and additional gross proceeds of $20 million in April 2010 through financings with institutional investors.

•

The Company implemented a cost reduction plan in April 2010, aimed at reducing planned operating expenses that are expected to result in savings of approximately $16 million in 2010. The Company’s total projected operating expenses, excluding equity based compensation, are expected to be approximately $60 million in 2010, which is a 21% reduction from its previously projected estimates. As a result of reducing these expenses, the Company is targeting an average net operating burn rate of approximately $4.4 million per month starting in the second quarter of 2010.

For the quarter ended March 31, 2010, total net operating expenses were $25.8 million compared to $6.6 million for the same period in 2009. The increase in total net operating expenses is mainly a result of expenses related to preparation for the potential pixantrone regulatory approval in the U.S. and Europe, a $7.8 million non-cash equity-based compensation expense recognized in 2010, and a $10.2 million gain on the sale of the Company’s investment in the Zevalin joint venture that was recognized in 2009. Research and development expenses decreased to $7.4 million compared to $8.0 million for the same period in 2009. Net loss attributable to common shareholders was $44.2 million ($0.07 per share) for the quarter ended March 31, 2010 compared to a net loss attributable to common shareholders of $13.1 million ($0.05 per share) for the same period in 2009.

CTI had approximately $41.5 million in cash and cash equivalents as of March 31, 2010. This does not include approximately $18.5 million in net proceeds the Company received in April 2010 in connection with a registered offering of preferred stock and warrants.

Conference Call Information

On Wednesday, April 28, 2010, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a quarterly conference call to discuss CTI’s 2010 first quarter achievements and financial results.

Conference Call Numbers

Wednesday, April 28, 2010

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-866-225-8754 (US Participants)

1-480-629-9692 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4288273#

www.CellTherapeutics.com

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMEA, that the FDA may not accept the Company’s proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the FDA may not grant the Company a meeting to discuss the design of the follow-on clinical trial for pixantrone, that the Company may not submit the MAA during the second half of 2010, that the EMEA may not accept the MAA, that the Company may not submit the PIP by the end of the second quarter of 2010, that the EMEA may not accept the PIP and the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone,. Further risks and uncertainties that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, [that the Company may not obtain approval of its shareholders at the Special Meeting to amend to the Company’s Amended and Restated Articles of Incorporation, that the Company may not achieve the expected savings resulting from the reduction in force and there may be other costs associated with the reduction in force, that the Company might not achieve an average net operating burn rate per month of approximately $4.4 million per month starting in the second quarter of 2010, that the Company’s total projected operating expenses, excluding equity based compensation, will not be approximately $60 million in 2010 and that the information presented herein with respect to the Company’s convertible notes may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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www.CellTherapeutics.com

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
License and contract revenue	$20	$20

Total revenues	20	20

Operating expenses, net:
Research and development	7,360	7,956
Selling, general and administrative	18,417	8,874
Gain on sale of investment in joint venture	—	(10,244)

Total operating expenses, net	25,777	6,586

Loss from operations	(25,757)	(6,566)
Other income (expense):
Investment and other income, net	262	34
Interest expense	(787)	(1,617)
Amortization of debt discount and issuance costs	(215)	(4,851)
Foreign exchange gain (loss)	(475)	41
Make-whole interest expense	—	(6,345)
Gain on derivative liabilities, net	—	5,622
Equity loss from investment in joint venture	—	(1,204)
Settlement expense, net	—	(170)

Net loss before noncontrolling interest	(26,972)	(15,056)
Noncontrolling interest	52	89

Net loss attributable to CTI	(26,920)	(14,967)
Gain on restructuring of preferred stock	—	2,116
Preferred stock dividends	—	(23)
Deemed dividends on preferred stock	(17,277)	(250)

Net loss attributable to CTI common shareholders	$(44,197)	$(13,124)

Basic and diluted net loss per common share	$(0.07)	$(0.05)

Shares used in calculation of basic and diluted net loss per common share	598,984	285,525

Balance Sheet Data:
	(amounts in thousands)
	March 31, 2010	December 31, 2009
	(unaudited)
Cash and cash equivalents	$41,511	$37,811
Working capital	(14,892)	(21,694)
Total assets	75,531	69,595
Convertible debt	62,271	62,142
Accumulated deficit	(1,473,280)	(1,429,083)
Total deficit	(10,162)	(18,769)